Exhibit 99.1

CONTACT:	Kenneth T. Hern, Chairman and CEO
Nova Biosource Fuels, Inc.
+1 713 869 6682
or
Hala Elsherbini
Halliburton Investor Relations
+1 972 458 8000

Nova Biosource Fuels Achieves Substantial Completion at Seneca Biodiesel Refinery

Surpasses Nine Million Gallons of Biodiesel Production

HOUSTON, TX – September 8, 2008 – Nova Biosource Fuels, Inc. (AMEX: NBF), a refiner and marketer of ASTM quality biodiesel, announced today it has received certification of substantial completion from the independent engineer for its Seneca biodiesel refinery project.  Certification of substantial completion requires that the refinery demonstrates to the satisfaction of the project’s independent engineer the following for a required test period:

•                  throughput levels in excess of 5,760 gallons per hour of biodiesel production (which is 80 percent of the refinery’s nameplate capacity)

•                  use of feedstocks with a minimum free fatty acid (FFA) level of five percent

•                  minimum biodiesel yield and maximum methanol consumption  requirements

•                  finished biodiesel meets or exceeds ASTM D6751 quality standards

•                  finished technical-grade glycerin of 95 percent or greater purity and other testing requirements

During the test period, the Seneca refinery met all of these requirements using feedstocks with FFA levels ranging from 8 percent to 10 percent.  The Seneca refinery also recently surpassed nine million gallons of production since beginning operation on March 31, 2008.

“Substantial completion is a very significant milestone as it validates that the Nova process technology incorporated into the Seneca refinery functions and performs as expected, construction activity is complete, and commissioning, testing, shake down and staff training have reached a point in which the refinery is self sufficient,” said Kenneth T. Hern, Chairman and CEO of Nova.  “This achievement is a credit to the diligent work of our technical and operations teams, who have used a wide variety of inedible feedstocks to produce high quality biodiesel, including high FFA corn oils extracted from dried distillers grains.  We look forward to completing the final performance testing requirements for the refinery as we continue to work with our lender and potential members of a syndication group to increase our working capital credit facility to support sustained operations at full capacity.”

Nova’s plan for the next several weeks is to continue to operate the refinery at 50 percent to 70 percent of nameplate capacity while continuing to make refinements and adjustments intended to ensure reliability for the final performance demonstration requirements under the credit agreement, including demonstration of sustained operation at 90 percent of nameplate capacity, completion of all “punchlist” items and satisfaction of environmental compliance requirements.

About Nova Biosource Fuels, Inc.

Nova Biosource Fuels, Inc. is an energy company that refines and markets ASTM standard biodiesel and related co-products through the deployment of its proprietary, patented process technology, which enables the use of a broader range of lower cost feedstocks. Nova is focused on building and operating a number of Nova-owned biodiesel refineries, with a goal of attaining production capacity of between 180 to 220 million gallons of biodiesel fuel on an annual basis. In particular, it is completing the final testing and performance requirements related to the construction of its 60 million gallon per year biodiesel refinery in Seneca, Illinois, commencing the marketing of biodiesel obtained pursuant to its offtake agreement with the Scott Petroleum biodiesel refinery in Greenville, Mississippi and investing to improve the profitability of its 10 million gallon per year biodiesel refinery in Clinton, Iowa. Nova’s business strategy for the next three years includes building up to seven biodiesel refineries with production capacities ranging from 20 to 100 million gallons each per year. More information on Nova Biosource Fuels can be found at www.novabiosource.com.

Forward Looking Statements

This news release contains forward-looking statements, including statements regarding Nova’s plans, goals, strategies, intent, beliefs or current expectations. These statements are expressed in good faith and based upon a reasonable basis when made, but there can be no assurance that these expectations will be achieved or accomplished. Readers are urged to carefully review and consider the various risk factors disclosed by Nova in its reports filed with the Securities and Exchange Commission, including Nova’s Quarterly Report on Form 10-Q for the period ended April 30, 2008, which describes the risks and other factors that may affect Nova’s business, financial condition, results of operations and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, Nova’s actual results may vary materially from those expected or projected in this release or in Nova’s other filings.

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